EXHIBIT 99.1

For Immediate Release	May 4, 2007
Crown Crafts, Inc. Addresses Concerns Regarding Vinyl Bibs
Gonzales, La. — Recently certain customers of Hamco, Inc. (“Hamco”), a wholly-owned subsidiary of Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS), announced that they will be voluntarily removing from their stores certain baby bibs supplied to them by Hamco. The bibs, which are made partly from vinyl, were found to contain quantities of lead that exceeded those allowed under standards in effect in Illinois. The U.S. Consumer Product Safety Commission (“CPSC”), whose standards emphasize the accessibility, rather than the quantity, of lead in bibs, concluded after testing a wide range of bibs from various retailers nationwide that “none of the bibs that were tested at CPSC’s laboratory would pose a risk of substantial illness to children from mouthing.” As CPSC further reported on May 2, 2007, no injuries have been reported involving the bibs. The Juvenile Products Manufacturers Association (“JPMA”) has also reported that vinyl bibs are safe, having concluded that mouthing behavior does not result in the release of accessible lead at hazardous levels. To see the full statements made by CPSC and JPMA, please refer to the following links: http://www.cpsc.gov/cpscpub/prerel/prhtml07/07175.html and http://www.jpma.org/index2.cfm?section=News&content=vinylBibs.
“We take the well-being and safety of children very seriously,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “The Company takes great pride in our products, which are manufactured with high-quality materials that are tested to meet U.S. consumer product safety standards.”
JPMA also stated that “JPMA supports CPSC testing which determined that vinyl bibs currently sold are safe . . . .  Recent news reports have provided information that incorrectly interprets the findings of the [CPSC] and others in testing vinyl bibs.” JPMA continued by stating, “If CPSC had found vinyl with a dangerous amount of lead that was accessible to children and could put them in harm’s way, they would have taken swift action. No reports of ingestion of hazardous old worn tattered vinyl pieces from bib backings have been received. The staff risk assessment takes into account children’s behaviors, such as hand to mouth activity, and the accessibility of lead. Under CPSC Federal law, total lead does not dictate action. Instead decisions must consider the real world interaction of child and product and the accessibility of lead from the product.”
The Company expects consolidated net income for the fourth quarter of fiscal year 2007 to decline by an amount not to exceed $200,000, or $0.02 per diluted share, as a result of these events. The Company does not expect a material impact on consolidated net income for the first quarter of fiscal year 2008.
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

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